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                                                                  Exhibit 3.1(y)

                            ARTICLES OF ORGANIZATION
                      OF ASHTON ATLANTA RESIDENTIAL, L.L.C.

                                Article I. Name

     The name of this Limited Liability Company is "ASHTON ATLANTA RESIDENTIAL, L.L.C." It is referred to in these Articles of Organization as the "Company." It is organized under the Georgia Limited Liability Company Act, O.C.G.A. Section 14-11-100 et seq.

                             Article II. Management

     Management of the Company is vested in one or more managers, selected in accordance with the operating agreement of the Company agreed to by the members of the Company and the Georgia Limited Liability Company Act.

     IN WITNESS WHEREOF, the Organizer of the Company has executed these Articles of Organization on July 7, 1994 at Atlanta, Georgia.


                                        /s/ David N. Dorough, Jr.
                                        ----------------------------------------
                                        David N. Dorough, Jr. Organizer

DODSON, FELDMAN & DOROUGH
6000 Lake Forrest Drive, N.W.
Suite 300
Atlanta, Georgia 30328

                                                                         (STAMP)